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                                                                       EXHIBIT 5

                               OPINION OF COUNSEL


                                December 6, 2004



Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C.  20549


Re: 16,000,000 Common Shares, $1.00 Par Value, of the Company Issued Pursuant to the Albertson's, Inc. 2004 Equity and Performance Incentive Plan

Ladies and Gentlemen:

               I am the duly elected Executive Vice President and General Counsel for Albertson's, Inc., a Delaware corporation (the "Company"), and am familiar with its corporate affairs. This opinion is being delivered in connection with the issuance and sale of up to 16,000,000 common shares, $1.00 par value, of the Company (the "Shares") pursuant to the Albertson's, Inc. 2004 Equity and Performance Incentive Plan (the "Plan").

               In rendering this opinion, I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that:

               1. The Shares are duly authorized and, when issued and delivered pursuant to the terms of the Plan against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.

               2. When issued in accordance with the terms of the Stockholder Rights Plan Agreement, dated as of December 9, 1996, as amended, by and between the Company and American Stock Transfer & Trust Company, successor to ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agreement"), the Rights (as defined in the Rights Agreement) will be validly issued.

               My examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly my opinions herein are limited to, the corporation laws of the State of Delaware. I express no opinion with respect to any other law of the State of Delaware or any other jurisdiction.

               I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company to effect registration of the Shares under the Securities Act of 1933 (the "Act"). In giving such consent, I do not thereby admit that I am included
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in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                    Very truly yours,


                                    /s/ John R. Sims
                                    --------------------------------------------
                                    John R. Sims
                                    Executive Vice President and General Counsel



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